Exhibit 99.1

RONSON CORPORATION (n/k/a RCLC, INC.)
ANNOUNCES COMPLETION OF THE SALE OF ITS AVIATION BUSINESS

Woodbridge, N.J., October 19, 2010 – RCLC, Inc. (the “Company”) (OTC: RONCQ.PK) announced today that on October 15, 2010, the Company (f/k/a Ronson Corporation) completed the sale of its aviation business to Trenton Aviation, LLC (“Trenton Aviation”), a wholly-owned subsidiary of Ross Aviation, LLC.  The Company sold substantially all of the assets of Ronson Aviation, Inc. (“Ronson Aviation”) (other than certain excluded assets including cash and cash equivalents and accounts receivable) for a purchase price of $10.7 million in cash (of which $500,000 is being held in escrow in connection with environmental matters) and the assumption of liabilities of approximately $341,000. In connection with the transaction, Ronson Aviation changed its name to RA Liquidating Corp.

A portion of the proceeds were utilized to repay all indebtedness to creditors secured by the assets of the aviation business and to pay certain transaction and advisory fees and expenses.  The Company and its wholly-owned subsidiaries, RCPC Liquidating Corp. (“RCPC”), RCC, Inc. (“RCC”), and Ronson Aviation, (together, the “borrowers”) repaid all amounts due to Wells Fargo Bank, National Association (“Wells Fargo”) from the proceeds of the sale.  The Wells Fargo loan agreement and DIP financing agreement were terminated with the repayment.  The remaining proceeds will be utilized to pay unsecured liabilities in accordance with applicable law and certain advisors’ fees and expenses.  The Company does not expect that there will be any proceeds available for shareholders of the Company.

Forward-Looking Statements:

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty.  Forward-looking statements are based on current expectation of future events.  The Company cannot ensure that any forward-looking statements will be accurate.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated.  Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties.  The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 877-1788